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                                   Exhibit 99


                                 Investor News

                                        FRESENIUS MEDICAL CARE AG
                                        INVESTOR RELATIONS
                                        Else-Kroner-Str. 1
                                        D-61352 Bad Homburg

                                        Contact:

                                        Oliver Maier
                                        Petra Bassen
                                        Phone: +49 6172 609 2525
                                        Fax:   +49 6172 609 2301
                                        E-mail: ir-fms@fmc-ag.com

                                        North America: Heinz Schmidt
                                        Phone: +1 781 402 9000 Ext.: 4518
                                        Fax:   +1 781 402 9733
                                        E-mail: ir-fmcna@fmc-ag.com

                                        Internet: http://www.fmc-ag.com

                                        November 2, 1999


FRESENIUS MEDICAL CARE AG ANNOUNCES PRELIMINARY THIRD QUARTER 1999 RESULTS FROM OPERATIONS BEFORE MATERIAL CHARGE TO RESOLVE U.S.A. LEGAL ISSUES



PRELIMINARY THIRD QUARTER OPERATING RESULTS

*    Net revenues increased to $ 969 million, a 10% currency-adjusted growth
* Preliminary results from operations (before charge) rose 13% to $144 million
*    Above-market growth in Dialysis Products continued
* Company intends to record a material charge relating to US Government investigations

Bad Homburg, Germany -- November 2, 1999 -- Fresenius Medical Care AG (Frankfurt Stock Exchange: FME & FME3 / NYSE: FMS & FMS_p), the world's largest provider of dialysis products and services, today announced preliminary results from operations for the quarter ended September 30, 1999, before an anticipated one time charge for U.S.A. legal issues. Net revenues for the third quarter increased to $969 million from $890 million, an increase of 10% on a currency adjusted basis.

Ben Lipps, Chief Executive Officer of Fresenius Medical Care, commented "Once again, our preliminary operating results before the material charge increased substantially, reflecting solid growth in revenues across our businesses, and we continued progress in improving profitability in key areas


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with a keen focus on achieving cost savings and other efficiencies. The anticipated third quarter charge will address potential liability arising from the pending United States Government investigations."

Revenues in North America, which accounted for 73% of total revenue, increased 8% to $708 million with both Dialysis Care and Dialysis Products revenues increasing at 8%. International revenues rose 11% to $261 million compared to the third quarter of last year. On a currency-adjusted basis, International revenues advanced 17% compared to the third quarter of 1998. Within the International segment, growth in Dialysis Care revenues, which increased by over 13% on a currency-adjusted basis, once again reflected the successful expansion of the International Dialysis Care business in key areas. The growth rate of 14% in International Dialysis Products revenues, 19% on a currency-adjusted basis, quite clearly surpassed the average growth rate in the markets.

"The strong revenue growth of the International business is well above the market rate of growth and reflects our ongoing effort to expand our Dialysis Care business, particularly in Europe and Latin America. In Asia-Pacific we can already see the benefit of our product initiatives resulting in substantial increases of Dialysis Product revenues. In North America, we have a solid foundation and both the dialysis care and products grew at or above market," Mr. Lipps concluded.


PRELIMINARY NINE MONTH OPERATING RESULTS

At $2.83 billion, net revenues from continuing operations were 10% higher than net revenues of $2.58 billion for the first nine months of 1998.


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In the nine month period just ended, North American revenues rose 9% to $2.1 billion compared to $1.9 billion the same period last year. North American Dialysis Care revenue increased by 11% to $1.7 billion with an organic revenue growth of 9%. During the period, 40 new clinics were opened and 13 clinics were acquired bringing the total in North America to 833 clinics. North American Dialysis Product revenues, including sales to Company-owned clinics, increased 7% to $522 million compared to the first nine months of 1998.

The continued solid performance in North American products are signs of strong acceptance of innovative technology introduced by the Company in the market place. In particular, its dialyzer and dialysis machine products. With respect to Peritoneal Dialysis, the IQ card, a monitoring program for Peritoneal Dialysis, as well as the initial market feedback from a pilot study on the Premier Plus(TM) double bag showed very positive signs in terms of market opportunities.

International revenues rose to $755 million,13% on a currency-adjusted basis, from $685 million for the nine month period ended September 30, 1998. Growth in International Dialysis Care revenue was especially strong, increasing by 18% adjusted for currency effects. As of September 30, 1999, the Company operated a total of 234 clinics outside of North America. In the first nine months, 18 clinics were added via acquisitions and another 11 new clinics were opened by the Company. Adjusted for currency, International Dialysis Products revenue, increased 12%, including sales to company-owned dialysis clinics, to $599 million compared to $545 million in the first nine months of 1998.

The substantial increase in International Dialysis Products revenues was driven by the continuing growth in the Company's core products - dialysis machines and dialyzers - reflecting our leading product market position in Central Europe and driving sales growth throughout Europe, Latin America and Asia-Pacific. The latest high-end dialyzers introduced in key markets, namely the F10 HPS


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and HDF 100S, supported the strong development of dialyzer sales. Our leadership in developing innovative products was further demonstrated in recent studies that again highlighted the clinical benefits of the BTM(TM). Fresenius Medical Care's unique blood temperature monitor BTM(TM) which measures blood temperature and supports the clinician in a time- and cost-saving manner to prevent hypotensive episodes during dialysis has shown strong market acceptance.

Growth in peritoneal dialysis sales developed satisfactorily. The stay*safe(R) system continues to gain recognition for its unique manner in which handling and safety issues are addressed. Furthermore, in view of the increasing market controversies about inherent risks associated with the use of PVC material for peritoneal dialysis systems the stay*safe(R) system offers an alternative since it is manufactured from Biofine(TM), a completely PVC-free film.

For the first nine months of the current year, Fresenius Medical Care generated $260 million in cash from continuing operations. A total of $190 million was expended net for acquisitions and capital expenditures during the same period.

THIRD QUARTER CHARGE TO RESOLVE U.S.A. LEGAL ISSUES

The Company intends to record a substantial and material charge in the quarter ended September 30, 1999, for the resolution of the United States Government legal investigations of National Medical Care, Inc. (NMC) and its subsidiaries. Due to the still pending negotiations with the United States Government, the extent of the charge is not yet determined. The United States Government legal investigations began in 1995, prior to the acquisition of NMC.

Dr. Ben Lipps said, "We will continue to work diligently with the United States Government to resolve the remaining legal issues. Our goal has been to


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achieve a resolution that is fair and does not compromise our ability to provide the best available care to our critically ill patients." While there can be no assurance that these matters can be settled without litigation, the issues have been narrowed as a result of recent negotiations.

Fresenius Medical Care AG is the world's largest, integrated provider of products and services for individuals with chronic kidney failure, a condition that affects some 920,000 individuals worldwide. Through its network of approximately 1,070 dialysis clinics the North America, Europe, Latin America and Asia-Pacific, Fresenius Medical Care provides dialysis treatment to approximately 78,500 patients around the globe. Fresenius Medical Care is also the world's leading provider of dialysis products such as hemodialysis machines, dialyzers and related disposable products. For more information about Fresenius Medical Care, visit the Company's website at http://www.fmc-ag.com.

This release contains forward-looking statements that are subject to various risks and uncertainties. Actual results could differ materially from those described in these forward-looking statements due to certain factors, including changes in business, economic and competitive conditions, regulatory reforms, foreign exchange rate fluctuations, uncertainties in litigation or investigative proceedings, and the availability of financing. These and other risks and uncertainties are detailed in the Fresenius Medical Care AG's reports filed with the U.S. Securities and Exchange Commission. Fresenius Medical Care AG does not undertake any responsibility to update the forward-looking statements in this release.

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FRESENIUS MEDICAL CARE AG
STATEMENT OF PRELIMINARY RESULTS
FROM OPERATIONS BEFORE MATERIAL
CHARGE AT CURRENT EXCHANGE RATE


(in US-$ thousands)

                                    Three Months   Three Months  Nine Months   Nine Months
                                     Ended Sept.    Ended Sept.   Ended Sept.   Ended Sept.
                                      30, 1999       30, 1998      30, 1999      30, 1998

CONTINUING OPERATIONS

Net revenues
Dialysis Care                          $653,876    $  607,929    $1,920,571    $1,732,276
Dialysis Products                       314,824       282,385       911,437       851,626
                                    -----------------------------------------------------
                                        968,700       890,314     2,832,008     2,583,902

Cost of revenues                        615,564       554,821     1,796,394     1,608,819
                                    -----------------------------------------------------
Gross profit                            353,136       335,493     1,035,614       975,083

Selling, general and administrative     201,140       199,715       596,250       597,467
Research and development                  8,022         7,891        25,983        21,081
                                    -----------------------------------------------------
PRELIMINARY RESULTS FROM OPERATIONS
BEFORE MATERIAL CHARGE TO RESOLVE
LEGAL ISSUES                            143,974       127,887       413,381       356,535
                                    =====================================================


Interest expense, net                    53,070        58,343       163,254       161,931


SEGMENT AND OTHER INFORMATION
(in US-$ million)

SALES
North America                          $    708    $      656    $    2,077    $    1,898
International                               261           234           755           685
                                    -----------------------------------------------------
TOTAL SALES                            $    969    $      890    $    2,832    $    2,584
                                    =====================================================


Depreciation / Amortization            $     71    $       70    $      209    $      205
Allowance for doubtful accounts        $      8    $       20    $       30    $       54

EMPLOYEES (SEPT., 30)
Full-time equivalents                    28,773        26,577

AVERAGE WEIGHTED
NUMBER OF SHARES
Ordinary shares                                    70,000,000
Preference shares                                   9,023,341




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